Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Fund

We consent to the use of our report dated May 30, 2012, with respect to the financial statements of Permal Hedge Strategies Fund as of March 31, 2012, included herein and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus on Form N-2.

New York, New York

July 27, 2012